Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

May 10, 2021

Enanta Pharmaceuticals, Inc.

500 Arsenal Street
Watertown, MA 02472

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Enanta Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the offer and sale by the Company of up to 950,000 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), issuable under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”).

In arriving at the opinions expressed below, we have examined and relied upon the Certificate of Incorporation and Bylaws of the Company, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the 2019 Plan, as amended, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents and certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We have assumed that the purchase price or other consideration to be received by the Company for the Shares will be valid consideration equal to or in excess of the par value thereof.

In rendering the opinions expressed below, we express no opinion other than as to the Delaware General Corporation Law.

On the basis of the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the terms of the 2019 Plan and the awards thereunder against the Company’s receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may it be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Ryan Rourke Reed

a Partner